Exhibit 99.1

For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE BANK & TRUST ACQUIRES ARIZONA ASSETS OF HOME NATIONAL BANK FROM FDIC

St. Louis, July 9, 2010. Enterprise Bank & Trust, a subsidiary of Enterprise Financial Services Corp (NASDAQ: EFSC), announced that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to acquire approximately $260 million in assets originated by the Phoenix, Arizona operations of Home National Bank in Blackwell, Oklahoma. The assets will be purchased at 87.5% of their balances at the close of business on July 9, 2010. As part of the transaction, Enterprise and the FDIC have entered into a loss sharing agreement whereby the FDIC will reimburse Enterprise for 80% of losses incurred on the assets acquired.

The FDIC was appointed receiver of Home National Bank by the Office of the Comptroller of the Currency, which closed Home National today. Home National Bank operated branches in Oklahoma, Kansas and Arizona. Enterprise Bank & Trust purchased only the loans originated and other real estate acquired by the Arizona operations of Home National, predominantly in the local market. Enterprise will not assume any deposits or acquire any branches or other assets of Home National as part of this transaction.

Peter Benoist, President and CEO of Enterprise Financial, commented, “This transaction represents a significant advancement of our Arizona expansion strategy. We expect the assets purchased, in total, to produce an attractive risk-adjusted yield, dramatically increasing our Arizona earnings base. With this acquisition, our Arizona assets will approximate $300 million.”

Benoist continued, “We were able to pursue this opportunity as a result of our success in building liquidity over the past eighteen months. The assets acquired will absorb excess liquidity and improve the Company’s overall earning asset mix. This transaction will not materially change our regulatory capital ratios and we anticipate that it will add approximately $0.15 to $0.20 to Enterprise’s 2010 earnings per share, subject to our underlying assumptions and final valuations of the assets.”

Enterprise’s Arizona operations are headed by Jack Barry, Executive Vice President and market president. Barry said, “The lending clients we are gaining represent a very important aspect of this transaction. We look forward to working with our new Arizona clients and building strong, long term relationships with them.”

Enterprise entered the Phoenix market with a loan production office in early 2008. It acquired Valley Capital Bank in Mesa, Arizona in an FDIC-assisted transaction with a loss share agreement in December, 2009. To date, the Valley Capital portfolio has performed to expectations. Enterprise also opened new branches in western and central Phoenix earlier this year.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#     #     #

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect,” “intend,” “anticipate” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, changes in real estate markets, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2009 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.